Exhibit 99.1

Xponential Fitness, Inc. Announces Fourth Quarter and Full Year 2024 Financial Results

•	System-wide sales[1] of $464.7 million in Q4 2024 increased 21% year-over-year

•	Quarterly AUV (run rate)[2] of $668,000 in Q4 2024 grew 9% year-over-year, while total members of 813,000 were up 15%

•	Sold 400 franchise licenses and opened 464 gross new studios in 2024

•	Announces restatement of 2023 financial statements

IRVINE, Calif.—(BUSINESS WIRE)— Xponential Fitness, Inc. (NYSE: XPOF) (“Xponential” or the “Company”), one of the leading global franchisors of boutique health and wellness brands, today reported financial results for the fourth quarter and full year ended December 31, 2024. All financial data included in this release refer to global numbers, unless otherwise noted. All KPI information is presented on an adjusted basis to include full historical data for all brands in the current brand portfolio, regardless of when they were acquired, and to exclude all information for all brands not currently owned. Definitions for the non-GAAP measures and a reconciliation to the corresponding GAAP measures are included in the tables that accompany this release.

Financial Highlights: Q4 2024 Compared to Q4 2023

•	Reported revenue of $83.2 million, a decrease of 7% from the prior year period.

•	Increased North America system-wide sales by 21% to $464.7 million.

•	Reported North America same store sales[3] growth of 5%, compared to growth of 14%.

•	Reported North America quarterly run-rate average unit volume (AUV) of $668,000, compared to $612,000.

•

Posted net loss of $62.5 million, or a loss of $1.36 per basic share, on a share count of 32.9 million shares of Class A Common Stock, compared to a net loss of $12.3 million, or earnings per basic share of $0.03, on a share count of 30.9 million shares of Class A Common Stock.

•	Posted adjusted net loss of $7.1 million, or a loss of $0.19 per basic share, compared to adjusted net income of $0.7 million, or a loss of $0.02 per basic share.

•	Reported Adjusted EBITDA[4] of $30.8 million, compared to $27.2 million.

Financial Highlights: FY 2024 Compared to FY 2023

•	Grew revenue 1% to $320.3 million.

•	Increased North America system-wide sales by 23% to $1.71 billion.

•	Reported North America same store sales growth of 7%, compared to growth of 16%.

•

Posted net loss of $98.7 million, or a loss of $2.27 per basic share, on a share count of 32.0 million shares of Class A Common Stock, compared to a net loss of $6.4 million, or earnings of $1.08 per basic share, on a share count of 31.7 million shares of Class A Common Stock.

•	Posted adjusted net income of $1.8 million, or a loss of $0.13 per basic share, compared to adjusted net income of $10.7 million, or earnings of $0.07 per basic share.

•	Reported Adjusted EBITDA of $116.2 million, compared to $100.3 million.

“We have made significant progress over the course of my first two full quarters as CEO and I have gained a deeper understanding of both the opportunities and challenges at Xponential,” said Mark King, CEO of Xponential Fitness, Inc. It is clear from some of the issues we have found and are addressing that there is a lot to do. That said, “I have full confidence in the team we’ve assembled; they all have experience executing on exactly what Xponential must execute on to sustainably grow.”

Results for the Fourth Quarter Ended December 31, 2024

For the fourth quarter of 2024, total revenue decreased $6.1 million, or 7%, to $83.2 million, down from $89.3 million in the prior year period, as increases in franchise and marketing fund revenues were offset by decreases in other service, merchandise and equipment revenues.

Net loss totaled $62.5 million, or a loss of $1.36 per basic share, compared to a net loss of $12.3 million, or earnings per basic share of $0.03, in the prior year period. The change in net loss was the result of $4.7 million of higher overall profitability, a $7.1 million decrease in financial transaction fees, and a $2.2 million decrease in restructuring and related charges; offset by a $41.1 million increase in impairment of goodwill and other assets, a $17.1 million increase in litigation expenses, a $3.0 million increase in acquisition and transaction expenses, which includes non-cash contingent consideration primarily related to the Rumble acquisition, a $1.3 million increase in transformation initiative costs, a $1.2 million increase in contract settlement costs, and a $0.5 million increase in loss on brand divestiture. Please see the table at the end of this press release for a calculation of the loss per share for the quarter ended December 31, 2024.

Adjusted net loss for the fourth quarter of 2024, which excludes $1.9 million in acquisition and transaction expenses, $0.1 million expense related to the remeasurement of the Company’s tax receivable agreement, $46.0 million related to the impairment of goodwill and other assets, $0.5 million loss on brand divestitures, and $6.9 million of restructuring and related charges, was $7.1 million, or an adjusted net loss of $0.19 per basic share, on a share count of 32.9 million shares of Class A Common Stock.

Adjusted EBITDA, which is defined as net income (loss) before interest, taxes, depreciation and amortization, adjusted for equity-based compensation and related employer payroll taxes, acquisition and transaction expenses, litigation expenses (outside of the ordinary course of business), financial transaction fees and related expenses, tax receivable agreement remeasurement, impairment of goodwill and other assets, loss on brand divestitures and wind down, executive transition costs, non-recurring rebranding expenses, transformation initiative costs, contract settlement costs, and restructuring and related charges, was $30.8 million for the quarter, up 13% from $27.2 million in the prior year period.

Results for the Full Year Ended December 31, 2024

For the full year 2024, total revenue increased $2.4 million, or 1%, to $320.3 million, up from $317.9 million in 2023.

Net loss totaled $98.7 million, or a loss of $2.27 per basic share, compared to a net loss of $6.4 million, or earnings of $1.08 per basic share. The change in net loss was the result of $8.4 million of higher overall profitability, an $8.4 million decrease in financial transaction fees, a $2.5 million decrease in non-cash equity-based compensation expense, and a $2.2 million decrease in expenses related to a re-measurement of the Company’s tax receivable agreement; offset by a $45.8 million increase in impairment of goodwill and other assets, a $27.4 million increase in acquisition and transaction expenses, which includes non-cash contingent consideration primarily related to the Rumble acquisition, a $25.7 million increase in litigation expenses, a $10.6 million increase in restructuring and related costs, a $1.8 million increase in loss on brand divestiture, a $1.3 million increase in transformation initiative costs, and a $1.2 million increase in contract settlement costs.

Adjusted net income for the full year 2024, which excludes the $8.9 million in acquisition and transaction expenses, $1.0 million related to the re-measurement of the Company’s tax receivable agreement, $62.6 million related to the impairment of goodwill and other assets, $1.8 million loss on brand divestiture, and $26.3 million related to restructuring and related charges, was $1.8 million, or a loss of $0.13 per basic share, on a share count of 32.0 million shares of Class A Common Stock.

Adjusted EBITDA, as defined above, increased to $116.2 million, up 16% from $100.3 million in the prior year.

Liquidity and Capital Resources

As of December 31, 2024, the Company had approximately $32.7 million of cash, cash equivalents and restricted cash and $352.4 million in total long-term debt. Net cash provided by operating activities was $11.7 million for the full year ended December 31, 2024.

Financial Restatement

The Company today announces a restatement of 2023 financial statements. The 2023 restatement corrects accounting errors primarily related to accrued inventory, 401(k) compliance, purchase accounting, and vendor rebates. The net impact of the 2023 corrections increased net loss from $1.7 million to $6.4 million, and decreased Adjusted EBITDA from $105.3 million to $100.3 million. The details of the corrections of 2023 financials will be included in Company’s Annual Report on Form 10-K for the year ended December 31, 2024 which the Company expects to file March 14, 2025. The restatement is not a result of any substantive change to the Company’s operations or business performance for the corrected periods and had no impact on the Company’s overall cash position or net cash flows.

The restated financial statements are set forth in the tables at the end of this release.

2025 Outlook

The Company is initiating full-year 2025 outlook, which compares to 2024 results as follows:

•	Net new studio openings in the range of 200 to 220, or a decrease of 12% at the midpoint;

•	North America system-wide sales in the range of $1.935 billion to $1.955 billion, or an increase of 13% at the midpoint;

•	Revenue in the range of $315.0 million to $325.0 million, representing no change at the midpoint; and

•	Adjusted EBITDA in the range of $120.0 million to $125.0 million, or an increase of 5% at the midpoint.

Additional key assumptions for full year 2025 include:

•	Tax rate in the mid-to-high single digits;

•

Share count of 34.0 million shares of Class A Common Stock for the GAAP EPS and Adjusted EPS calculations. A full explanation of the Company’s share count calculation and associated EPS and Adjusted EPS calculations can be found in the tables at the end of this press release; and

•	$1.9 million in quarterly dividends paid related to the Company’s Convertible Preferred Stock, or $2.2 million if paid-in-kind.

We are not able to provide a quantitative reconciliation of the estimated full year Adjusted EBITDA for fiscal year ending December 31, 2025 without unreasonable efforts to the most directly comparable GAAP financial measure due to the high variability, complexity and low visibility with respect to certain items such as taxes, TRA remeasurements, and income and expense from changes in fair value of contingent consideration from acquisitions. We expect the variability of these items to have a potentially unpredictable and potentially significant impact on future GAAP financial results, and, as such, we also believe that any reconciliations provided would imply a degree of precision that would be confusing or misleading to investors.

Fourth Quarter and Full Year 2024 Conference Call

The Company will host a conference call today at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time to discuss its fourth quarter and full year 2024 financial results. Participants may join the conference call by dialing 1-877-407-9716 (United States) or 1-201-493-6779 (International).

A live webcast of the conference call will also be available on the Company’s Investor Relations site at https://investor.xponential.com/. For those unable to participate in the conference call, a telephonic replay of the call will be available shortly after the completion of the call, until 11:59 p.m. ET on Thursday, March 27, 2025, by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (International) and entering the replay pin number: 13750355.

About Xponential Fitness, Inc.

Xponential Fitness, Inc. (NYSE: XPOF) is one of the leading global franchisors of boutique health and wellness brands. Through its mission to make health and wellness accessible to everyone, the Company operates a diversified platform of eight brands spanning across verticals including Pilates, indoor cycling, barre, stretching, boxing, strength training, metabolic health, and yoga. In partnership with its franchisees, Xponential offers energetic, accessible, and personalized workout experiences led by highly qualified instructors in studio locations throughout the U.S. and internationally, with franchise, master franchise and international expansion agreements in 49 U.S. states and 30 additional countries. Xponential’s portfolio of brands includes Club Pilates, the largest Pilates brand in the United States; CycleBar, the largest indoor cycling brand by number of locations in the United States; StretchLab, the largest assisted stretching brand in the United States offering one-on-one and group stretching services; YogaSix, the largest franchised yoga brand in the United States; Pure Barre, a total body workout that uses the ballet barre to perform small isometric movements, and the largest Barre brand in the United States; Rumble, a boxing-inspired full body workout; BFT, a functional training and strength-based program; and Lindora, a leading provider of medically guided wellness and metabolic health solutions. For more information, please visit the Company’s website at xponential.com.

Non-GAAP Financial Measures

In addition to our results determined in accordance with GAAP, we believe non-GAAP financial measures are useful in evaluating our operating performance. We use certain non-GAAP financial information, such as EBITDA, Adjusted EBITDA, adjusted net income (loss), and adjusted net earnings (loss) per share, which exclude certain non-operating or non-recurring items, including but not limited to, equity-based compensation expenses and related employer payroll taxes, acquisition and transaction expenses (income), litigation expenses, financial transaction fees and related expenses, tax receivable agreement remeasurement, impairment of goodwill and other assets, loss on brand divestitures and wind down (excluding impairments), executive transition costs, non-recurring rebranding expenses, transformation initiative costs, contract settlement costs, and charges incurred in connection with our restructuring plan that we believe are not representative of our core business or future operating performance, to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively with comparable GAAP financial measures, is helpful to investors because it provides consistency and comparability with past financial performance and provides meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We seek to compensate such limitations by providing a detailed reconciliation for the non-GAAP financial measures to the most directly comparable financial measures stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of the non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business. For a reconciliation of non-GAAP to GAAP measures discussed in this release, please see the tables at the end of this press release.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management’s judgment, beliefs, current trends, and anticipated financial performance. These forward-looking statements include, without limitation, statements relating to expected growth of our business; projected number of new studio openings; profitability; the expected impact of our movement away from company-owned transition studios; anticipated industry trends; projected financial and performance information such as system-wide sales; and other statements under the section “2025 Outlook”; our competitive position in the boutique fitness and broader health and wellness industry; and ability to execute our business strategies and our strategic growth drivers. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to: the outcome of ongoing and any future government investigations and litigation to which we are subject; our ability to retain key senior management and key employees; our relationships with master franchisees, franchisees and international partners; difficulties and challenges in opening studios by franchisees; the ability of franchisees to generate sufficient revenues; risks relating to expansion into international markets; loss of reputation and brand awareness; geopolitical uncertainty, including the impact of the new presidential administration in the U.S.; general economic conditions and industry trends; and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the full year ended December 31, 2024, filed by Xponential with the SEC, and other periodic reports filed with the SEC. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today’s date, unless otherwise stated, and Xponential undertakes no duty to update such information, except as required under applicable law.

Xponential Fitness, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in thousands, except per share amounts)

	December 31, 2024	December 31, 2023
		(As Corrected)
Assets
Current assets:
Cash, cash equivalents and restricted cash	$32,739	$37,094
Accounts receivable, net	31,693	31,609
Inventories	10,016	15,588
Prepaid expenses and other current assets	4,869	5,593
Deferred costs, current portion	4,598	6,893
Notes receivable from franchisees, net	232	203

Total current assets	84,147	96,980
Property and equipment, net	14,651	19,502
Right-of-use assets	24,036	73,501
Goodwill	135,240	170,701
Intangible assets, net	100,944	120,065
Deferred costs, net of current portion	39,923	46,541
Notes receivable from franchisees, net of current portion	100	802
Other assets	4,356	1,442

Total assets	$403,397	$529,534

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$27,011	$18,620
Accrued expenses	31,323	19,875
Deferred revenue, current portion	25,912	34,807
Current portion of long-term debt	5,397	4,760
Other current liabilities	18,244	24,172

Total current liabilities	107,887	102,234
Deferred revenue, net of current portion	105,935	117,305
Contingent consideration from acquisitions	17,729	8,666
Long-term debt, net of current portion, discount and issuance costs	341,742	319,261
Lease liability	23,858	71,975
Other liabilities	251	4,965

Total liabilities	597,402	624,406
Commitments and contingencies
Redeemable convertible preferred stock, $0.0001 par value, 400 shares authorized, 115 shares issued and outstanding as of December 31, 2024 and December 31, 2023	116,810	114,660
Stockholders’ equity (deficit):
Undesignated preferred stock, $0.0001 par value, 4,600 shares authorized, none issued and outstanding as of December 31, 2024 and December 31, 2023	—	—
Class A common stock, $0.0001 par value, 500,000 shares authorized, 33,660 and 30,897 shares issued and outstanding as of December 31, 2024 and December 31, 2023, respectively	3	3
Class B common stock, $0.0001 par value, 500,000 shares authorized, 14,739 and 16,566 shares issued, and 14,664 and 16,491 shares outstanding as of December 31, 2024 and December 31, 2023, respectively	1	2
Additional paid-in capital	503,850	521,307
Receivable from shareholder	(16,891)	(15,440)
Accumulated deficit	(701,837)	(634,179)
Treasury stock, at cost, 75 shares outstanding as of December 31, 2024 and December 31, 2023	(1,697)	(1,697)

Total stockholders’ deficit attributable to Xponential Fitness, Inc.	(216,571)	(130,004)
Noncontrolling interests	(94,244)	(79,528)

Total stockholders’ deficit	(310,815)	(209,532)

Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$403,397	$529,534

Xponential Fitness, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023 (As Corrected)	2024	2023 (As Corrected)
Revenue, net:
Franchise revenue	$45,292	$38,723	$174,524	$143,247
Equipment revenue	12,693	16,368	54,199	56,454
Merchandise revenue	6,118	9,254	27,174	33,275
Franchise marketing fund revenue	9,209	7,516	33,986	27,292
Other service revenue	9,908	17,477	30,463	57,669

Total revenue, net	83,220	89,338	320,346	317,937
Operating costs and expenses:
Costs of product revenue	13,691	17,715	59,477	60,331
Costs of franchise and service revenue	6,058	4,680	21,806	15,985
Selling, general and administrative expenses	57,082	52,860	176,854	168,863
Impairment of goodwill and other assets	45,957	4,841	62,551	16,750
Depreciation and amortization	4,534	4,182	17,713	16,883
Marketing fund expense	5,888	6,394	26,673	22,683
Acquisition and transaction expenses (income)	1,924	(1,031)	8,886	(18,464)

Total operating costs and expenses	135,134	89,641	373,960	283,031

Operating income (loss)	(51,914)	(303)	(53,614)	34,906
Other expense (income):
Interest income	(593)	(422)	(1,824)	(1,611)
Interest expense	11,606	11,491	46,250	38,733
Other expense	85	96	998	3,193

Total other expense	11,098	11,165	45,424	40,315

Loss before income taxes	(63,012)	(11,468)	(99,038)	(5,409)
Income taxes (benefit)	(558)	822	(342)	1,034

Net loss	(62,454)	(12,290)	(98,696)	(6,443)
Less: net loss attributable to noncontrolling interests	(18,959)	(4,277)	(31,038)	(2,442)

Net loss attributable to Xponential Fitness, Inc.	$(43,495)	$(8,013)	$(67,658)	$(4,001)

Net income (loss) per share of Class A common stock:
Basic	$(1.36)	$0.03	$(2.27)	$1.08
Diluted	$(1.36)	$(0.33)	$(2.27)	$(0.52)
Weighted average shares of Class A common stock outstanding:
Basic	32,879	30,900	31,999	31,742
Diluted	32,879	38,863	31,999	39,705

Xponential Fitness, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Years Ended December 31,
	2024	2023
		(As Corrected)
Cash flows from operating activities:
Net loss	$(98,696)	$(6,443)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	17,713	16,883
Amortization and write off of debt issuance costs	238	463
Amortization and write off of discount on long-term debt	4,122	2,949
Change in contingent consideration from acquisitions	8,358	(18,933)
Non-cash lease expense	7,139	13,311
Bad debt expense	3,102	2,450
Equity-based compensation	15,466	17,997
Non-cash interest	(1,320)	(1,252)
Gain on disposal of assets	(12,791)	(2,120)
Impairment of goodwill and other assets	62,551	16,750
Changes in assets and liabilities, net of effect of acquisition:
Accounts receivable	(3,919)	(7,350)
Inventories	5,574	(3,960)
Prepaid expenses and other current assets	601	307
Operating lease liabilities	(3,356)	(9,325)
Deferred costs	8,912	(5,712)
Notes receivable, net	5	(3)
Accounts payable	8,616	889
Accrued expenses	12,903	4,867
Other current liabilities	4,230	7,082
Deferred revenue	(19,538)	7,020
Other assets	(3,518)	(648)
Other liabilities	(4,715)	(2,509)

Net cash provided by operating activities	11,677	32,713
Cash flows from investing activities:
Purchases of property and equipment	(4,713)	(7,430)
Proceeds from sale of assets	346	60
Purchase of studios	—	(164)
Purchase of intangible assets	(1,815)	(1,783)
Notes receivable issued	—	(581)
Notes receivable payments received	533	776
Acquisition of businesses	(8,500)	(2,567)

Net cash used in investing activities	(14,149)	(11,689)
Cash flows from financing activities:
Borrowings from long-term debt	62,951	189,150
Payments on long-term debt	(43,876)	(4,203)
Debt issuance costs	(318)	(411)
Payment of preferred stock dividend and deemed cash dividend	(5,772)	(7,092)
Payment of promissory note liability	(3,467)	—
Payments of contingent consideration	—	(1,412)
Payments for taxes related to net share settlement of restricted share units	(83)	(8,111)
Proceeds from issuance of common stock in connection with stock-based compensation plans	210	—
Payments for tax receivable agreement	(2,267)	(1,163)
Payments for redemption of preferred stock	—	(130,766)
Payments for distributions to Pre-IPO LLC Members	(8,916)	(12,241)
Repurchase of Class A common stock	—	(50,378)
Payment received from shareholder	14	9,211
Payments for excise tax on share repurchases	(359)	—
Loan to shareholder	—	(4,400)
Proceeds from disgorgement of stockholders short-swing profits	—	516

Net cash used in financing activities	(1,883)	(21,300)

Decrease in cash, cash equivalents and restricted cash	(4,355)	(276)
Cash, cash equivalents and restricted cash, beginning of period	37,094	37,370

Cash, cash equivalents and restricted cash, end of period	$32,739	$37,094

Xponential Fitness, Inc.

Net Income (Loss) to GAAP EPS

(in thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2024	2023	2024	2023
		(As Corrected)		(As Corrected)
Net loss	$(62,454)	$(12,290)	$(98,696)	$(6,443)
Interest expense, net	11,013	11,069	44,426	37,122
Income taxes (benefit)	(558)	822	(342)	1,034
Depreciation and amortization	4,534	4,182	17,713	16,883

EBITDA	(47,465)	3,783	(36,899)	48,596
Equity-based compensation	2,344	2,350	15,465	17,997
Employer payroll taxes related to equity-based compensation	21	13	436	672
Acquisition and transaction expenses (income)	1,924	(1,031)	8,886	(18,464)
Litigation expenses	18,054	984	32,575	6,839
Financial transaction fees and related expenses	—	7,067	620	9,038
TRA remeasurement	85	96	998	3,193
Impairment of goodwill and other assets	45,957	4,841	62,551	16,750
Loss on brand divestitures and wind down (excluding impairments)	548	—	1,820	—
Executive transition costs	—	—	690	—
Non-recurring rebranding expenses	—	—	331	—
Transformation initiative costs	1,287	—	1,287	—
Contract settlement costs	1,170	—	1,170	—
Restructuring and related charges (excluding impairments)	6,884	9,089	26,287	15,700

Adjusted EBITDA	$30,809	$27,192	$116,217	$100,321

Xponential Fitness, Inc.

Reconciliations of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

	Three months ended December 31,		Years ended December 31,
	2024	2023	2024	2023
		(As Corrected)		(As Corrected)
Numerator:
Net loss	$(62,454)	$(12,290)	$(98,696)	$(6,443)
Less: net (income) loss attributable to noncontrolling interests	19,565	(519)	33,747	(14,133)
Less: dividends on preferred shares	(1,898)	(1,863)	(7,809)	(7,652)
Less: deemed contribution	—	15,644	—	49,970
Add: deemed contribution from redemption of convertible preferred stock	—	—	—	12,679

Net income (loss) attributable to XPO Inc.- basic	(44,787)	972	(72,758)	34,421
Add: dividends on preferred shares	—	1,863	—	7,652
Less: deemed contribution	—	(15,644)	—	(49,970)
Less: deemed contribution from redemption of convertible preferred stock	—	—	—	(12,679)

Net loss attributable to XPO Inc. - diluted	$(44,787)	$(12,809)	$(72,758)	$(20,576)

Denominator:
Weighted average shares of Class A common stock outstanding - basic	32,879	30,900	31,999	31,742
Effect of dilutive securities:
Convertible preferred stock	—	7,963	—	7,963

Weighted average shares of Class A common stock outstanding - diluted	32,879	38,863	31,999	39,705

Net earnings (loss) per share attributable to Class A common stock - basic	$(1.36)	$0.03	$(2.27)	$1.08
Net loss per share attributable to Class A common stock - diluted	$(1.36)	$(0.33)	$(2.27)	$(0.52)
Anti-dilutive shares excluded from diluted loss per share of Class A common stock:
Restricted stock units	1,739	1,477	1,739	1,477
Conversion of Class B common stock to Class A common stock	14,664	16,491	14,664	16,491
Convertible preferred stock	8,112	—	8,112	—
Treasury share options	75	75	75	75
Rumble contingent shares	2,024	2,024	2,024	2,024
Profits interests, time vesting	—	1	—	1

	Three months ended December 31,		Years ended December 31,
	2024	2023	2024	2023
		(As Corrected)		(As Corrected)
Net loss	$(62,454)	$(12,290)	$(98,696)	$(6,443)
Acquisition and transaction expenses (income)	1,924	(1,031)	8,886	(18,464)
TRA remeasurement	85	96	998	3,193
Impairment of goodwill and other assets	45,957	4,841	62,551	16,750
Loss on brand divestitures and wind down (excluding impairments)	548	—	1,820	—
Restructuring and related charges (excluding impairments)	6,884	9,089	26,287	15,700

Adjusted net income (loss)	$(7,056)	$705	$1,846	$10,736

Adjusted net income (loss) attributable to noncontrolling interest	(2,252)	245	832	3,674
Adjusted net income (loss) attributable to Xponential Fitness, Inc.	(4,804)	460	1,014	7,062
Dividends on preferred shares	(1,292)	(1,215)	(5,200)	(4,974)

Adjusted earnings (loss) per share - basic numerator	$(6,096)	$(755)	$(4,186)	$2,088

Add: Adjusted net income attributable to noncontrolling interest	—	—	—	3,674
Add: Dividends on preferred shares	—	—	—	4,974

Adjusted earnings (loss) per share - diluted numerator	$(6,096)	$(755)	$(4,186)	$10,736

Adjusted net earnings (loss) per share - basic	$(0.19)	$(0.02)	$(0.13)	$0.07
Weighted average shares of Class A common stock outstanding - basic	32,879	30,900	31,999	31,742
Adjusted net earnings (loss) per share - diluted	$(0.19)	$(0.02)	$(0.13)	$0.19
Effect of dilutive securities:
Restricted stock units	—	—	—	308
Convertible preferred stock	—	—	—	7,963
Conversion of Class B common stock to Class A common stock	—	—	—	17,026

Weighted average shares of Class A common stock outstanding - diluted	32,879	30,900	31,999	57,039
Shares excluded from adjusted dilutive earnings per share of Class A common stock
Restricted stock units	1,739	1,477	1,739	—
Convertible preferred stock	8,112	7,963	8,112	—
Conversion of Class B common stock to Class A common stock	14,664	16,491	14,664	—
Treasury share options	75	75	75	—
Rumble contingent shares	2,024	2,024	2,024	2,024
Profits interests, time vesting	—	1	—	1

Note: The above adjusted net income (loss) per share is computed by dividing the adjusted net income (loss) attributable to holders of Class A common stock by the weighted average shares of Class A common stock outstanding during the period. Total share count does not include potential future shares vested upon achieving certain earn-out thresholds. Net income, however, continues to take into account the non-cash contingent liability primarily attributable to Rumble.

Footnotes

1.

System-wide sales represent gross sales by all North America studios. System-wide sales include sales by franchisees that are not revenue realized by us in accordance with GAAP. While we do not record sales by franchisees as revenue, and such sales are not included in our consolidated financial statements, this operating metric relates to our revenue because we receive approximately 7% and 2% of the sales by franchisees as royalty revenue and marketing fund revenue, respectively. We believe that this operating measure aids in understanding how we derive our royalty revenue and marketing fund revenue and is important in evaluating our performance. System-wide sales growth is driven by new studio openings and increases in same store sales. Management reviews system-wide sales weekly, which enables us to assess changes in our franchise revenue, overall studio performance, the health of our brands and the strength of our market position relative to competitors.

2.

AUV is calculated by dividing sales during the applicable period for all studios contributing to AUV by the number of studios contributing to AUV. All traditional studio locations in North America are included in the AUV calculation, so long as they meet certain time since opening and sales criteria (as defined immediately below). In particular, AUV (LTM as of period end) and Quarterly AUV (run rate) are calculated as follows:

•

AUV (LTM as of period end) consists of the average sales for the trailing 12 calendar months for all traditional studio locations in North America that opened at least 13 calendar months ago as of the measurement date and that have generated positive sales for each of the last 13 calendar months as of the measurement date.

•

Quarterly AUV (run rate) consists of average quarterly sales for all traditional studio locations in North America that had opened at least six calendar months ago as of the beginning of the respective quarter, and that have non-zero sales in the respective quarter (including nominal or negative sales figures; the only figures excluded are exact $0 amounts in the quarter), multiplied by four.

We measure sales for AUV based solely upon monthly sales as derived through the designated point-of-sale system. AUV is impacted by changes in same store sales, studio openings, and studio closures. Management reviews AUV to assess studio economics.

3.

Same store sales refer to period-over-period sales comparisons for the base of studios. We define the same store sales base to include monthly sales for any traditional studio location in North America. If the studio has generated at least 13 months of consecutive positive sales and opened at least 13 calendars months ago as of any month within the measurement period, the respective comparable months will be included. We measure same store sales based solely upon monthly sales as derived through the designated point-of-sale system. This measure highlights the performance of existing studios, while excluding the impact of new studio openings. Management reviews same store sales to assess the health of the franchised studios.

4.

We define Adjusted EBITDA as EBITDA (net income/loss before interest, taxes, depreciation and amortization), adjusted for the impact of certain non-cash and other items that we do not consider in our evaluation of ongoing operating performance. These items include equity-based compensation and related employer payroll taxes, acquisition and transaction expenses (income) (including change in contingent consideration and transaction bonuses), litigation expenses (consisting of legal and related fees for specific proceedings that arise outside of the ordinary course of our business), fees for financial transactions, such as secondary public offering expenses for which we do not receive proceeds (including bonuses paid to executives related to completion of such transactions) and other contemplated corporate transactions, expense related to the remeasurement of our TRA obligation, expense related to loss on impairment or write down of goodwill and other assets, loss on brand divestitures and wind down (excluding impairments), executive transition costs (consisting of costs associated with the transition of our former CEO, such as professional services, legal fees, executive recruiting costs and other related costs), non-recurring rebranding expenses, transformation initiative costs, contract settlement costs, and restructuring and related charges (excluding impairments) incurred in connection with our restructuring plan that we do not believe reflect our underlying business performance and affect comparability. EBITDA and Adjusted EBITDA are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that Adjusted EBITDA, viewed in addition to, and not in lieu of, our reported GAAP results, provides useful information to investors regarding our performance and overall results of operations because it eliminates the impact of other items that we believe reduce the comparability of our underlying core business performance from period to period and is therefore useful to our investors in comparing the core performance of our business from period to period.

Contacts

Addo Investor Relations

investor@xponential.com

(310) 829-5400

Source: Xponential Fitness, Inc.